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                      ALLEGHENY ENERGY SOLUTIONS, INC.
                              STATEMENT OF INCOME
                 FOR THE PERIOD ENDED SEPTEMBER 30, 2000

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                                                      Three Months Ended   Year To Date Ended
                                                      September 30, 2000   September 30, 2000


OPERATING REVENUES:
   Wholesale and Other                                      $126,094                  $924,606
                                                             126,094                   924,606
        Total Operating Revenues

OPERATING EXPENSES:
  Customer Accounting & Services                              42,984                    77,710
  Administrative & General                                   633,650                 1,828,577
        Total Operation & Maintenance                        676,634                 1,906,287

   Depreciation
   Taxes other than income taxes                              13,349                    30,689
   Federal and state income taxes                           (233,977)                 (420,068)
              Total Operating Expenses                       456,006                 1,516,908
              Operating Income                              (329,912)                 (592,302)

Other Income, Net                                            249,205                   431,041

Interest Charges                                                   0                         0


Net Income                                                  ($80,707)                ($161,261)

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